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May 5, 2023

Joby Aviation, Inc.
333 Encinal Street
Santa Cruz, California 95060

Re: Registration Statement on Form S-3 (Registration No. 333-267736) – Joby Aviation, Inc. – Offering of 43,985,681 Shares of Common Stock
To the addressee set forth above:
We have acted as special counsel to Joby Aviation, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 43,985,681 shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2022 (Registration No. 333-267736) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated October 20, 2022 (the “Base Prospectus”) and a prospectus supplement dated May 3, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to that certain common stock purchase agreement dated May 3, 2023 (the “Purchase Agreement”) by and between the Company and Baillie Gifford Overseas Limited, acting as agent for and on behalf of the investors set forth in Exhibit A thereto (the “Investors”)
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

May 5, 2023 Page 2
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Investors and have been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 5, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP